Exhibit 99.1

Contact:
Ron Parham
Sr. Director of Investor Relations
& Corporate Communications
Columbia Sportswear Company
(503) 985-4584
rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY REPORTS RECORD FIRST QUARTER;
NET INCOME INCREASES 20 PERCENT ON 10 PERCENT NET SALES GROWTH

First Quarter 2016 Highlights:

•	Net sales increased 10 percent (12 percent constant-currency) to a first-quarter record $525.1 million.

•	Operating income hit a first-quarter record of $44.3 million, or 8.4 percent of net sales.

•
Net income increased 20 percent to a first-quarter record $31.8 million, or $0.45 per diluted share, aided by a tax benefit of $4.1 million, or $0.06 per diluted share, from the adoption of a newly issued accounting standard.

•	The board of directors approved a regular quarterly dividend of $0.17 per share, payable on June 2, 2016 to shareholders of record on May 19, 2016.

Fiscal Year 2016 Outlook Highlights:

•	Mid-single-digit percentage net sales growth, including less than 1 percentage point negative effect from changes in currency exchange rates.

•	Mid-single-digit percentage increase in operating income to between $254 million and $263 million, representing operating margin of up to 10.7 percent of net sales.

•	An estimated full year tax rate of approximately 25.0 percent.

•
High single-digit percentage increase in net income to between $184 million and $191 million, or approximately $2.60 to $2.70 per diluted share, on approximately 70.8 million diluted shares outstanding.

PORTLAND, Ore. - April 28, 2016 - Columbia Sportswear Company (NASDAQ: COLM) today announced record first quarter net sales of $525.1 million for the quarter ended March 31, 2016, a 10 percent increase (12 percent constant-currency) compared with net sales of $479.0 million for the first quarter of 2015. First quarter 2016 operating income increased to a first quarter record $44.3 million, or 8.4 percent of net sales. First quarter 2016 net income increased 20 percent to $31.8 million, or $0.45 per diluted share, also a first quarter record, aided by a tax benefit of $4.1 million, or $0.06 per diluted share, related to the company's adoption of a newly issued accounting standard. First quarter 2015 net income totaled $26.5 million, or $0.37 per diluted share.

Chief Executive Officer Tim Boyle commented, “Our diverse brand portfolio drove strong growth during the first quarter, including high-20 percent growth in our U.S. direct-to-consumer channels and low-teen percentage growth in our U.S. wholesale channel. The Columbia, SOREL, prAna and Mountain Hardwear brands each generated double-digit percentage constant-currency net sales growth in North America. We're also extremely encouraged by our continued progress in our Europe-direct markets, where the Columbia brand drove high 20 percent constant-currency growth.

“We remain committed to strengthening our brands through innovation, design, brand-enhancing distribution, elevated in-store presentation, and increased demand creation investments. These commitments are increasingly important as our North American wholesale customers continue to adapt to a challenging retail environment, while other markets experience continuing currency and macro-economic challenges.”

Boyle concluded, “Our strong balance sheet gives us the financial flexibility to continue to make carefully-considered long-term strategic investments to position the company to drive profitability.”

First Quarter Results
(All comparisons are between first quarter 2016 and first quarter 2015, unless otherwise noted.)

First quarter consolidated net sales growth of 10 percent (12 percent constant-currency) was driven by:

•	U.S. net sales growth of 18 percent to $336.2 million, consisting of low-teen percentage growth in wholesale channels and high 20-percent growth in the company's direct-to-consumer channels;

•
a 7 percent net sales increase (14 percent constant-currency) in the Europe, Middle East and Africa (EMEA) region to $51.3 million, including high-teen percentage growth (high 20 percent constant-currency) in the company’s Europe-direct business. That growth was partially offset by a high 20 percent decline in net sales to EMEA distributors; and

•	a 4 percent net sales increase (18 percent in constant-currency) in Canada.
This growth was partially offset by:

•
a 10 percent net sales decline (7 percent constant-currency) in the Latin America, Asia Pacific (LAAP) region to $101.8 million, including declines of more than 30 percent in net sales in Korea and to LAAP distributors, partially offset by low-single-digit percentage growth in China and Japan.

(See “Geographical Net Sales” table below.)

Global Columbia brand net sales increased 9 percent (11 percent constant-currency) to $437.1 million compared with the first quarter of 2015. Global SOREL brand net sales increased 35 percent (38 percent constant-currency) to $18.1 million. Global prAna brand net sales increased 12 percent to $41.4 million, and global Mountain Hardwear brand net sales of $25.2 million were essentially flat compared to the first quarter of 2015 . (See “Brand Net Sales” table below.)

Global Apparel, Accessories & Equipment net sales increased 9 percent (11 percent constant-currency) to $434.0 million and Footwear net sales increased 14 percent (18 percent constant-currency) to $91.1 million. (See “Categorical Net Sales” table below.)

First quarter income from operations totaled $44.3 million, or 8.4 percent of net sales, compared to $44.1 million, or 9.2 percent of net sales, for the same period in 2015.

The effective income tax rate was 22.5 percent in the first quarter of 2016, compared to 33.6 percent for the same period in 2015. The lower effective tax rate primarily reflected a tax benefit of $4.1 million, or $0.06 per diluted share, for excess tax benefits from share-based payment awards recorded in income tax expense related to the company's adoption during the quarter of Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting.The effective tax rate also decreased due to the expected geographic mix of projected full year 2016 pre-tax income.

First quarter net income increased 20 percent to $31.8 million, or $0.45 per diluted share, compared with first quarter 2015 net income of $26.5 million, or $0.37 per diluted share.

Balance Sheet and Cash Flow
The company generated $97.0 million in operating cash flow in the quarter, and finished the quarter with $451.2 million of cash and short-term investments, compared with $454.5 million at March 31, 2015.

Consolidated inventories of $412.2 million at March 31, 2016 were 13 percent higher than the $363.7 million balance at March 31, 2015, consisting primarily of current Spring 2016 and Fall 2015 styles.

Dividend
The board of directors authorized a regular quarterly dividend of $0.17 per share, payable on June 2, 2016 to shareholders of record on May 19, 2016.

2016 Financial Outlook
All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps materially. A more detailed version of the company’s first quarter 2016 financial results and 2016 outlook can be found in the “CFO Commentary on First Quarter 2016 Financial Results and 2016 Financial Outlook”, available on the company’s investor relations website: http://investor.columbia.com/results.cfm.

The company currently expects mid-single-digit percentage 2016 net sales growth, including approximately 1 percentage point negative effect from changes in foreign currency exchange rates, on a base of 2015 net sales of $2.33 billion.

The company expects fiscal year 2016 gross margins to improve by up to 30 basis points, and for selling, general and administrative expenses to increase at a rate slightly faster than net sales, resulting in approximately 40 basis points of SG&A expense deleverage. In addition, the company now expects a full year tax rate of approximately 25 percent, compared with a previous estimate of 27.5 percent.

Based on the above assumptions, the company expects operating income to increase up to 6 percent, to between $254 million and $263 million, resulting in anticipated 2016 operating margin of up to 10.7 percent. Net income after non-controlling interest is expected to increase approximately 9 percent, to between approximately $184 million and $191 million, or approximately $2.60 to $2.70 per diluted share, up to 10 percent higher than 2015 EPS of $2.45. Included in the above 2016 EPS outlook is an unfavorable impact of approximately $(0.27) resulting from the strengthening of the U.S. dollar, in addition to an estimated unfavorable impact of $(0.10) per share in 2015. This currency impact primarily comprises lower gross margins within many of our foreign subsidiaries as a result of increased local currency costs of inventory purchased in U.S. dollars.

The company’s annual net sales are weighted more heavily toward the fall/winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year.

CFO’s Commentary on First Quarter 2016 Results and 2016 Outlook Available Online
At approximately 4:15 p.m. ET today, a commentary by Tom Cusick, executive vice president of finance and chief financial officer, reviewing the company’s first quarter 2016 financial results and 2016 outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call
The company will host a conference call on Thursday, April 28, 2016 at 5:00 p.m. ET to review its first quarter financial results and 2016 outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the company’s website at http://investor.columbia.com where it will remain available until approximately April 26, 2017.

Second Quarter 2016 Reporting Schedule
Columbia Sportswear plans to report financial results for second quarter 2016 on Thursday, July 28, 2016 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the company’s second quarter financial results and 2016 outlook will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. ET at www.columbia.com.

Supplemental Constant-Currency Financial Information
The company reports its financial information in accordance with accounting principles generally accepted in the United States (“GAAP”). During periods of significant foreign currency exchange rate volatility, to supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the significant volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management’s internal comparisons to our historical net sales results and comparisons to competitors’ net sales results. Constant-currency financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP. (See “Supplemental Financial Information - Constant-currency Basis” tables below.) The constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

About Columbia Sportswear Company
Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories and equipment industry. Founded in 1938 in Portland, Oregon, the company’s brands are today sold in approximately 100 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL®, prAna®, Montrail®, and OutDry® brands. To learn more, please visit the company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, www.prana.com, www.montrail.com, and www.outdry.com.

Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses, operating income, operating margins, earnings per share, inventory costs, the effects of changes in foreign currency exchange rates, net losses and net income. Forward-looking statements often use words such as “will,” “anticipate,” “estimate,” “expect,” “should” and “may” and other words and terms of similar meaning or reference future dates. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives; the effects of unseasonable weather, including global climate change; trends affecting consumer traffic and spending in brick and mortar retail channels; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending and apparel preferences; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates or increasing wage rates; volatility in global production and transportation costs and capacity; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; risks associated with our joint venture; higher than expected rates of order cancellations; increased consolidation of our wholesale customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,
	2016	2015
Current Assets:
Cash and cash equivalents	$430,000	$401,604
Short-term investments	21,227	52,938
Accounts receivable, net	268,871	251,702
Inventories	412,228	363,656
Deferred income taxes	—	54,708
Prepaid expenses and other current assets	30,116	47,502
Total current assets	1,162,442	1,172,110

Property, plant, and equipment, net	289,663	283,091
Intangibles and other non-current assets	308,657	233,872
Total assets	$1,760,762	$1,689,073

Current Liabilities:
Accounts payable	$113,013	$144,488
Accrued liabilities	121,066	97,948
Income taxes payable	4,911	6,889
Deferred income taxes	—	121
Total current liabilities	238,990	249,446

Note payable to related party	15,123	15,743
Other long-term liabilities	52,734	49,449

Equity:
Columbia Sportswear Company shareholders' equity	1,435,285	1,361,329
Non-controlling interest	18,630	13,106
Total equity	1,453,915	1,374,435

Total liabilities and equity	$1,760,762	$1,689,073

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Net sales	$525,136	$478,982
Cost of sales	277,759	250,208
Gross profit	247,377	228,774
	47.1%	47.8%

Selling, general and administrative expenses	205,025	186,502
Net licensing income	1,913	1,850
Income from operations	44,265	44,122
Interest income, net	491	377
Interest expense on note payable to related party	(264)	(274)
Other non-operating expense	(375)	(2,196)
Income before income tax	44,117	42,029
Income tax expense	(9,923)	(14,110)
Net income	34,194	27,919
Net income attributable to non-controlling interest	2,424	1,448
Net income attributable to Columbia Sportswear Company	$31,770	$26,471

Earnings per share attributable to Columbia Sportswear Company:
Basic	$0.46	$0.38
Diluted	0.45	0.37
Weighted average shares outstanding:
Basic	69,441	70,080
Diluted	70,455	71,010

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$34,194	$27,919
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,682	13,936
Loss on disposal or impairment of property, plant, and equipment	159	395
Deferred income taxes	1,323	7,319
Stock-based compensation	3,073	2,946
Excess tax benefit from employee stock plans	—	(5,213)
Changes in operating assets and liabilities:
Accounts receivable	108,668	85,527
Inventories	68,511	14,680
Prepaid expenses and other current assets	3,642	(8,929)
Other assets	(2,426)	(807)
Accounts payable	(104,419)	(62,251)
Accrued liabilities	(33,476)	(38,933)
Income taxes payable	1,453	(8,675)
Other liabilities	1,612	793
Net cash provided by operating activities	96,996	28,707

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(20,781)	(27,556)
Sales of short-term investments	—	1,760
Capital expenditures	(10,048)	(15,467)
Proceeds from sale of property, plant, and equipment	24	69
Net cash used in investing activities	(30,805)	(41,194)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facilities	2,691	60
Repayments on credit facilities	(4,631)	(60)
Proceeds from issuance of common stock under employee stock plans	7,417	11,101
Tax payments related to restricted stock unit issuances	(4,756)	(4,440)
Excess tax benefit from employee stock plans	—	5,213
Cash dividends paid	(11,841)	(10,557)
Net cash provided by (used in) financing activities	(11,120)	1,317

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	5,159	(784)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	60,230	(11,954)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	369,770	413,558
CASH AND CASH EQUIVALENTS, END OF PERIOD	$430,000	$401,604

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$2,582	$2,742

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Net Sales Growth - Constant-currency Basis
(In millions, except percentage changes)
(Unaudited)

	Three Months Ended March 31,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2016	Translation	2016(1)	2015	% Change	% Change(1)
Geographical Net Sales:
United States	$336.2	$—	$336.2	$283.8	18%	18%
LAAP	101.8	3.4	105.2	113.1	(10)%	(7)%
EMEA	51.3	3.2	54.5	47.8	7%	14%
Canada	35.8	4.6	40.4	34.3	4%	18%
Total	$525.1	$11.2	$536.3	$479.0	10%	12%

Brand Net Sales:
Columbia	$437.1	$9.9	$447.0	$401.0	9%	11%
Sorel	18.1	0.4	18.5	13.4	35%	38%
prAna	41.4	—	41.4	37.1	12%	12%
Mountain Hardwear	25.2	0.8	26.0	25.1	—%	4%
Other	3.3	0.1	3.4	2.4	38%	42%
Total	$525.1	$11.2	$536.3	$479.0	10%	12%

Categorical Net Sales:
Apparel, Accessories and Equipment	$434.0	$8.3	$442.3	$399.3	9%	11%
Footwear	91.1	2.9	94.0	79.7	14%	18%
Total	$525.1	$11.2	$536.3	$479.0	10%	12%

(1) Constant-currency net sales information is a non-GAAP financial measure, which excludes the effect of changes in foreign currency exchange rates against the U.S. dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year.